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                                                             EXHIBIT 23.1




CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "EXPERTS" in the Registration Statement (Form S-3) and related Prospectus of PaineWebber
Finance L.L.C. for the registration of 16,000,000 shares of Exchangeable Cumulative Preferred Limited Liability Company Interests of PaineWebber Finance L.L.C. and to the incorporation by reference therein of our report dated January 19, 1993, with respect to the consolidated financial statements and schedules of Paine Webber Group Inc. included or incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1992, filed with the Securities and Exchange Commission.


                                                   /s/ ERNST & YOUNG


New York, New York
March 15, 1994